                                                                   Exhibit 99.13

FOR IMMEDIATE RELEASE

Contact:    Gerald D. Stethem
            Senior Vice President & Chief Financial Officer
            NCS HealthCare, Inc.
            216-378-6808


          NCS HEALTHCARE ANNOUNCES COURT DECISION ON VOTING AGREEMENTS

Beachwood, Ohio - (October 30, 2002) On October 29, 2002, the Court of Chancery of the State of Delaware issued an opinion on the motions for summary judgment brought against NCS HealthCare, Inc. (NCSS.OB) by Omnicare, Inc. (NYSE:OCR) and other stockholders of NCS in connection with NCS' proposed merger with Genesis Health Ventures, Inc. (NASDAQ:GHVI). The Court found that the voting agreements entered into by Messrs. Outcalt and Shaw to vote their shares in favor of the proposed Genesis merger did not cause the automatic conversion of their ten-votes per share Class B shares into one-vote per share Class A shares. These shares represent a majority of NCS' total voting power. The Court granted summary judgment with respect to this count in favor of NCS.

                                    * * * * *

NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 201,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 10 states.

In connection with the upcoming special meeting of stockholders relating to NCS' proposed merger with Genesis Health Ventures, Inc. and a pending tender offer from Omnicare, Inc., NCS HealthCare, Inc. has filed certain materials with the Securities and Exchange Commission, including a preliminary proxy statement and a Solicitation/Recommendation Statement on Schedule 14D-9. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials, as well as other materials filed with the Securities and Exchange Commission concerning NCS HealthCare, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from NCS HealthCare, Inc. by directing a request to NCS HealthCare, Inc. at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122;
Attn: Investor Relations. NCS HealthCare, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the special meeting described above. Information concerning such participants is contained in NCS HealthCare's preliminary proxy statement relating to the proposed merger with Genesis Health Ventures, Inc.